Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Mannatech, Incorporated

We hereby consent to the incorporation by reference in the registration statements of Mannatech, Incorporated and subsidiaries (the “Company”) on Forms S-8 (File No. 333-72767, effective February 22, 1999; File No. 333-77227, effective April 28, 1999; File No. 333-94519, effective January 12,2000; File No. 333-47752, effective October 11, 2000; File No. 333-113975, effective March 26, 2004, File No. 333-153199, effective August 26, 2008 and File No. 333-169774, effective October 28, 2010) of our report dated March 10, 2011, relating to the consolidated financial statements, which appear in this Form 10-K.  We also consent to the incorporation by reference of our report dated March 10, 2011 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP
Dallas, Texas
March 10, 2011